Exhibit 99.1

news release

Contacts:
Jane Ostrander	Jim Spangler
847 482-5607	847 482 5810
jostrander@tenneco.com	jspangler@tenneco.com
TENNECO INC. AWARDED $24 MILLION THROUGH
U.S. DEPARTMENT OF ENERGY ADVANCE TECHNOLOGY LOAN PROGRAM
Company is First Automotive Parts Manufacturer to Receive Federal Funding as Part of the
Department of Energy’s Advanced Technology Vehicles Manufacturing (ATVM) Incentive Program
Lake Forest, Ill, October 27, 2009 — Tenneco Inc. (NYSE:TEN) today announced that it has been awarded a $24 million conditional loan commitment as part of the U.S. Department of Energy’s Advanced Technology Vehicles Manufacturing (ATVM) Incentive Program. The funding will support the engineering and manufacturing of emission control products designed to achieve environmental and fuel efficiency objectives for nine advanced technology vehicle programs.
Tenneco is the first automotive parts supplier to be selected by the U.S. Department of Energy (DOE) to receive federal loans from the ATVM incentive program. To date, four vehicle manufacturers have also been awarded conditional loans under the $25 billion ATVM program.
“We’re very proud to have our advanced emission control technology recognized as critical to the development of more energy efficient cars and light trucks that meet increased standards for corporate average fuel economy, while also meeting new, more stringent standards for vehicle tailpipe emissions,” said Gregg Sherrill, Tenneco Chairman and CEO. “We’re honored to be the first automotive supplier chosen by the Department of Energy to take part in the ATVM incentive program.”
The funding will be applied to the design, engineering integration and production of key aftertreatment and exhaust components manufactured by Tenneco, including: catalytic converters, diesel oxidation catalysts, diesel particulate filters and selective catalytic reduction (SCR) units. Each component reduces the release of harmful pollutants, such as hydrocarbons, particulate matter and nitrogen oxide (NOx) into the environment. Tenneco’s diesel oxidation catalysts can reduce up to 90 percent of hydrocarbon and carbon monoxide emissions and its diesel particulate filters can reduce particulate matter emissions by up to 95 percent.
The DOE funded systems will be engineered at the company’s state-of-the-art emission control engineering center in Grass Lake, Mich, and manufactured at Tenneco facilities in Ligonier, Ind., Litchfield and Marshall, Mich., and Seward, Neb. for use in vehicles as early as model year 2010.
In addition to producing these components for passenger cars and light trucks, Tenneco is on the forefront of the efforts to reduce commercial vehicle emissions and has been awarded production and development contracts to supply similar technology to a number of on- and off-road original equipment manufacturers for a wide range of applications, including on-road trucks, agricultural, construction, forestry and mining equipment, and locomotives.
-More-

Tenneco’s global emissions operations include 48 emission control manufacturing facilities and four global engineering centers devoted to emission control engineering and advanced technology. The company’s engineering capabilities and broad range of emission control products and systems help vehicle manufacturers address increasingly stringent emissions and noise regulations, the drive for better fuel efficiency and the emission control demands of diesel and other alternative fuel and hybrid vehicles.
About Tenneco
Tenneco is a $5.9 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.
This press release contains forward-looking statements. Words such as “anticipate,” “expects,” “will”, “continue” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company’s plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) changes in automotive manufacturers’ production rates and their actual and forecasted requirements for the company’s products, including the company’s resultant inability to realize the sales represented by its awarded book of business; (ii) changes in consumer demand and prices, including decreases in demand for automobiles which include the company’s products, and the potential negative impact on the company’s revenues and margins from such products; (iii) the general political, economic and competitive conditions in markets where the company and its subsidiaries operate; (iv) workforce factors such as strikes or labor interruptions; (v) material substitutions and increases in the costs of raw materials; (vi) the company’s ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company’s customers; and (vii) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.
###

2